                                                                    Exhibit 99.5

           THESTREET.COM REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

                        Net Revenue Up 40% Year over Year

NEW YORK, April 22, 2004 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of independent research, financial commentary, analysis and news, today announced its financial results for the first quarter 2004, which includes a net revenue year over year increase of 40%.

"We have been building upon our strategy of creating sustainable long-term growth for our shareholders and I am very pleased that the Company exhibited strong growth by most every measure, including the highest subscription and deferred revenue levels in the Company's history," said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. "With both our electronic publishing and securities research and brokerage segments reporting significant revenue growth, we are well positioned for a strong performance in 2004."

First Quarter 2004 Results

o Net revenue was $7.9 million in the first quarter 2004, a 40% increase over the same period last year and a 7% increase from last quarter.

o Deferred revenue was $8.1 million, a 21% increase over the same quarter last year and up 19% from last quarter. This represents subscription bookings that will be recognized as revenue in future quarters.

o The total number of subscribers was more than 74,000, an increase of 20% over the same period last year and up 9% over last quarter. The average annual revenue per subscriber reached $303, an increase of 14% from the first quarter of 2003 and a 1% increase from last quarter. The Company has increased its average annual revenue per subscriber in each of the past 17 quarters.

o Total cash flow for the quarter was $1.5 million, a $2.6 million improvement over last year's first quarter burn of $1.1 million and a $1.6 million improvement over last quarter's cash burn of $90,000.

o The Company ended the quarter with a cash balance of $29.9 million and no bank debt.

o Net loss was ($1.6) million or ($0.06) per share, comparing favorably to a loss of ($2.1) million, or ($0.09) per share, for the same period of 2003. This improvement was achieved even with a cash investment in our wholly owned subsidiary Independent Research Group LLC (IRG) of $1.6 million,related to staffing, trading capabilities, and general infrastructure needs. We expect IRG to be self-funding in 2005.

Revenue Streams

"Our first quarter revenue surpassed even our expectations," said Lisa A. Mogensen, chief financial officer of TheStreet.com. "Not only do our record subscription revenue and deferred income levels confirm the strength of the Company's electronic publishing model, but the fact that our first quarter commission revenue increased 139% over last quarter and we achieved 96% of last year's total in this quarter, supports our continued investment in our securities research and brokerage business (IRG)."



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o   Subscription revenue for the first quarter 2004 was $5.4 million, an increase of 27% over the same quarter last year and a 7% increase from the fourth quarter 2003. This increase marks the Company's twelfth consecutive quarter of subscription revenue growth.

o Subscription bookings for the first quarter totaled $6.7 million, an increase of 22% over the same quarter in 2003 and a 33% increase from the fourth quarter 2003.

o Advertising revenue was $1.4 million for the first quarter 2004, a 19% increase over the same quarter in 2003 and a seasonal decrease of 16% from last quarter.

o Commission revenue for the quarter was $0.7 million, a 139% increase from the fourth quarter 2003.

Expenses

o Total expenses were $9.6 million in the first quarter 2004, an increase of 22% over the same period last year and a 31% increase from the fourth quarter 2003. This increase is primarily due to the previously mentioned investments in IRG, coupled with increased consumer marketing spending.

First Quarter 2004 Business Highlights

o IRG continues to expand. In addition to announcing an in-house trading desk in January, the firm's 10 analysts now cover 36 under-covered companies in 10 sectors. Its institutional sales force and sales trading teams also continue to grow. More than 75 hedge and mutual fund clients currently trade with IRG.

o "Street Insight," TheStreet.com's subscription website aimed at professional investors, received "honorable mention" in the Premium Site category for "The Best of the Web" awards presented by Media Industry Newsletter, min's b2b and min magazine. Winners serve as benchmarks of online publishing excellence and effective brand extension. The company also received the Society of American Business Editors and Writers, Inc. (SABEW) 2004 Best in Business/Special Projects for excellence in business journalism.

o The Company partnered with PointRoll, a leading provider of rich media marketing services, and joined the PointRoll Included network of online publishers. TheStreet.com is supporting its advertising partners with PointRoll rich media products to help them meet their desired results, increasing online ad spending. As part of the PointRoll Included network, TheStreet.com can offer online advertisers PointRoll's user initiated rich media ads and support services at no additional charge.

o "Jim Cramer's RealMoney" financial radio program continues to expand its listening audience and is now heard in eight of the top 10 and 16 of the top 20 Arbitron Metro rated markets. It is heard on 95 stations nationally.

TheStreet.com will conduct a conference call today, April 22, 2004 at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the web cast of its call at http://www.thestreet.com/earnings

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of independent research, financial commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based website, "RealMoney.com" is accompanied by the professionally oriented subscription sites, "Street Insight," "RealMoney Pro Advisor," and the free,



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flagship site, "TheStreet.com." The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions. TheStreet.com's wholly-owned subsidiary, Independent Research Group LLC (IRG), develops independent research and services focused exclusively on meeting the performance needs of hedge funds and money managers. IRG's proprietary equity research provides in-depth, action-oriented investment ideas from its in-house, top-tier industry analysts, without the conflicts created by investment banking, underwriting and proprietary trading.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings), which could cause actual results to differ.




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                               THESTREET.COM, INC.
                                 BALANCE SHEETS
                                ($ in thousands)

                                             March 31,  December 31,
                                               2004         2003
                                            ----------- ------------
                    ASSETS
Current Assets:
Cash, restricted cash and short-term
 investments                                $   28,030   $  26,558
Accounts receivable - net                        1,481       1,638
Other receivables                                  295         417
Prepaid expenses and other current assets        1,197       1,304
                                            -----------  ----------
      Total current assets                      31,003      29,917

Property and equipment - net                     2,544       2,553
Other assets                                       314         343
Goodwill and intangibles - net                   2,484       2,484
Restricted cash                                  1,900       1,900
                                            -----------  ----------
      Total assets                          $   38,245   $  37,197
                                            ===========  ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses       $    4,028   $   3,932
Deferred revenue                                 8,148       6,839
Note payable                                        91          90
Other current liabilities                           75          72
                                            -----------  ----------
      Total current liabilities                 12,342      10,933
Note payable                                       198         221
Other liabilities                                   55          56
                                            -----------  ----------
      Total liabilities                         12,595      11,210
                                            -----------  ----------

Stockholders' Equity:
Stockholders' equity                            25,650      25,987
                                            -----------  ----------

      Total liabilities and stockholders'
       equity                               $   38,245   $  37,197
                                            ===========  ==========


Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term
 investments                                $   28,030   $  26,558
Restricted cash                                  1,900       1,900
                                            -----------  ----------
Total cash, current and noncurrent
 restricted cash and short-term
 investments                                $   29,930   $  28,458
                                            ===========  ==========



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                          THESTREET.COM, INC.
                       STATEMENTS OF OPERATIONS
                ($ in thousands, except per share data)

                                         For the Three Months Ended
                                                  March 31,
                                         --------------------------
                                               2004        2003
                                           ----------   ----------
Net revenue:
Subscription                               $   5,409    $   4,273
Advertising                                    1,428        1,201
Commission                                       777            -
Other                                            306          182
                                           ----------   ----------
   Total net revenue                           7,920        5,656
                                           ----------   ----------

Operating expense:
Cost of services                               4,077        3,412
Sales and marketing                            3,081        1,658
General and administrative                     2,189        1,755
Depreciation and amortization                    212          766
Noncash compensation                               -          239
                                           ----------   ----------
   Total operating expense                     9,559        7,830
                                           ----------   ----------

Interest income, net                              71          118
                                           ----------   ----------

   Net loss                                $  (1,568)   $  (2,056)
                                           ==========   ==========

Net loss per share - basic and diluted:    $   (0.06)   $   (0.09)
                                           ==========   ==========

Weighted average basic and diluted shares
 outstanding                                  24,240       23,652
                                           ==========   ==========



    CONTACT: TheStreet.com
             Wendy Tullo, 212-321-5493
             wendy.tullo@thestreet.com

    SOURCE: TheStreet.com



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